Exhibit 3 (1)
                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               THERMO VOLTEK CORP.


             Thermo Voltek Corp. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of Delaware:

             1. That Article FOURTH of the Certificate of Incorporation of the Corporation, as amended on November 12, 1992, is hereby amended to increase the number of authorized shares of the Corporation's Common Stock, $0.05 par value per share, from 10 million shares to 25 million shares and that such amendment is hereby effected by amending the first sentence of said Article to read as follows:

             "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, and the par value of each such share is five cents ($0.05)."

             2. That the Board of Directors of the Corporation at a meeting held on June 12, 1996, duly adopted the following resolutions:

        RESOLVED,      that  it  is   in  the  best   interests  of   the
                       Corporation that the authorized common stock of the Corporation, $.05 par value, be increased to 25 million shares, and that, upon the approval of such increase by the Corporation's Stockholders, the proper officers of the Corporation be, and each of them hereby are, authorized, empowered and directed to execute on behalf of the Corporation a Certificate of Amendment to the Corporation's
                       Restated Certificate of Incorporation to reflect such increase, and to file, or cause to be filed, such Certificate of Amendment with the Secretary of State of the State of Delaware.

        RESOLVED,      that the  Board  of  Directors  recommend  to  the
                       Stockholders for approval at a Special Meeting  of
                       Stockholders to  be held  on  August 8,  1996  the
                       increase in authorized shares of the Corporation's
                       common stock to 25  million shares as approved  by
                       the Directors in the preceding resolution.
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             3.   That on August  8, 1996, at  the Corporation's  Special
        Meeting of Stockholders, the Amendment to the Corporation's Restated Certificate of Incorporation was duly adopted by the affirmative vote of Stockholders of the Corporation holding a majority of the shares of Common Stock, $0.05 par value per share, of the Corporation in accordance with the provisions of
        Section 242  of  the General  Corporation  Law of  the  State  of
        Delaware.

             IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the undersigned corporation by its duly authorized officer and attested to by its duly authorized Secretary this 15th day of August, 1996.


                                           THERMO VOLTEK CORP.

                                           By:  John W. Wood Jr.
                                                ----------------

                                                John W. Wood Jr.
                                                President and
                                                Chief Executive Officer


        ATTEST:

        By:  Sandra L. Lambert
             ----------------------------
             Sandra L. Lambert
             Secretary